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                                                                    EXHIBIT 10.2

                                EXEMPT EMPLOYEES

                               CLASSIC CABLE, INC.
                       AMENDED AND RESTATED SEVERANCE PLAN
                     SUMMARY PLAN DESCRIPTION/PLAN DOCUMENT



         1. GENERAL INFORMATION

         (a) The Classic Cable, Inc. Amended and Restated Severance Plan (the "Plan") provides certain employees of Classic Cable, Inc. and its parent and subsidiaries (collectively, the "Company") with separation pay if they are separated from service with the Company for the reasons described herein.

         (b) Notwithstanding any other provision of the Plan, the Plan supersedes any and all prior plans, policies, agreements, or practices, written or oral, which may have previously applied governing the payment of severance to "Eligible Employees" (as defined below), including but not limited to any and all provisions relating to severance or separation benefits that are contained in any written employment agreement entered into between the Company and any Eligible Employee, but excluding (i) the Amended and Restated Classic Cable, Inc. Key Employee Retention Plan, approved by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on December 12, 2001 and
(ii) the Classic Cable, Inc. Executive Retention Incentive Plan, effective as of July 1, 2002.

         (c) This Summary Plan Description/Plan Document is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (d) The Plan is adopted and effective as of May 21, 2002 (the "Effective Date"), in accordance with an order issued by the Bankruptcy Court, such court having jurisdiction over chapter 11 cases currently pending with respect to the Company (collectively, the "Chapter 11 Case").

         2. ELIGIBILITY

         (a) You are an "Eligible Employee," for purposes of this Plan, if you are a regular, full-time or part-time employee of the Company that has completed one "Year of Service" (as defined in Section 4(e) below) with the Company. The "Plan Administrator" (as defined below) shall provide each Eligible Employee with written notice of his/her eligibility in the Plan. For those Eligible Employees that are designated as exempt from the provisions of the Fair Labor Standards Act of 1938, as amended ("Exempt Employees"), such notification shall include the Tier that such Eligible Employee will be participating in, as provided in Section 3


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below, and shall be delivered to the Eligible Employee as soon as practicable following the Effective Date.

         (b) You are a "Participant," for purposes of this Plan, if you are an Eligible Employee whose employment is terminated (i) by the Company without "Cause" and such termination is unrelated to a "Change in Control" of the Company (as such terms are defined in Sections 4(a) and (c) below), or (ii) by the Company without Cause in connection with a Change in Control of the Company and you are not offered a "Comparable Position" (as defined in Section 4(b) below) with the Company or the Company's successor.

         (c) The determination of whether (i) any conduct, action or failure to act on the part of any Eligible Employee constitutes Cause and (ii) a position with the Company or the Company's successor is a Comparable Position, shall be made by the Plan Administrator in its sole discretion.

         (d) Notwithstanding anything in the Plan to the contrary, no Participant will be eligible to receive any severance benefit or payment under the Plan unless, prior to the receipt of a severance payment, the Participant executes a general release agreement, substantially in the form of the release attached hereto as Exhibit A ("Release"), and any applicable revocation period described in such Release has expired.

         (e) You are not entitled to severance benefits under the Plan if you:

                  (i) Are terminated for Cause;

                  (ii) Voluntarily resign;

                  (iii) Cease to be an Eligible Employee due to death, disability or retirement;

                  (iv) In connection with your termination of employment, are offered a Comparable Position with the Company or the Company's successor, whether or not you accept such offer.

                  (v) Fail to continue as a satisfactory Eligible Employee after receiving notice of layoff or termination until released by the Company (provided such termination is within six (6) months after you are notified of termination).

         3. SEVERANCE BENEFITS

         (a) Severance Benefit Amounts. In the event a Participant becomes entitled to benefits pursuant to Section 2(b), he/she shall receive benefits in accordance with the following:

                  (i) Exempt Employees in Tier I:

                           (1) an amount equal to either thirteen (13) or
                  twenty-six (26) weeks of Base Salary, as set forth in the Participant's notification of participation in the Plan and the confidential schedules submitted to the official committee of unsecured creditors and the administrative agent for the Debtors' pre-petition and post petition lenders; and,


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                           (2) payment, by the Company, for the cost of
                  continuation coverage under the Company's health insurance plan, as permitted under Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"), for a period of three months following the Termination Date; provided however that if the Participant becomes reemployed with another employer and is eligible to receive any such benefits under another employer provided plan at the other employer's cost, other than reasonable and customary employee contributions (whether or not he/she actually elects to receive such benefits), the corresponding benefits described herein shall be terminated; further, provided, however, that the Company shall not be required to provide any such benefit if the effect thereof would be to violate the terms of any law, plan or insurance policy or jeopardize the tax benefit associated with such benefit to which the Company otherwise would be entitled. Any such benefits provided by another employer shall be promptly reported by the Participant to the Company as the Participant becomes eligible therefor.

                  (ii) Exempt Employees in Tier II:

               YEARS OF SERVICE                       NUMBER OF WEEKS OF BASE SALARY
               ----------------                       ------------------------------
One year, but less than five years                                  6
Five years, but less than ten years                                 8
Ten years or more                                                  10

                  (iii) Exempt Employees in Tier III:

               YEARS OF SERVICE                       NUMBER OF WEEKS OF BASE SALARY
               ----------------                       ------------------------------
One year, but less than five years                                  4
Five years, but less than ten years                                 6
Ten years or more                                                   8

         (b) Taxes on Severance Pay. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay.

         (c) Severance Benefit Offsets. Notwithstanding anything herein to the contrary, the amount of the severance benefit which any Participant is entitled to receive under the Plan shall be the amount calculated in accordance with this
Section 3 of the Plan, less all amounts, if any, which such Participant is entitled to receive as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute. In addition, Participants shall be required to use all reasonable efforts to mitigate the damages resulting from their termination of employment. In the event a Participant obtains other employment or otherwise achieves earned income during the period that benefits are being paid under this Plan, he/she shall have the gross amount of such benefits reduced by the gross bi-weekly earned income derived from the new employer or other source of earned income. Such Participant shall be obligated to respond to the Company's requests for documentation at any time relating to the amount of any such earned income.


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         (d) When severance pay is paid. Severance payments will be made either
(i) on normal pay dates, commencing with the first pay period following the effective date of the Release and continuing thereafter, on successive pay periods, until the allowance is exhausted, (ii) in a lump sum payment, or (iii) in a combination of (i) and (ii), as determined by the Plan Administrator in its sole discretion. A Participant's last day worked is defined as his/her termination date. However, with supporting evidence, if it becomes apparent to the Company that a Participant receiving severance is acting in a manner detrimental to the best interest of the Company, all rights to receive further severance payments will be forfeited.

         4. DEFINITIONS. For purposes of the Plan, the following definitions shall apply:

         (a) The Company shall have "Cause" to terminate an Eligible Employee's employment if such employee has (i) refused or repeatedly failed to perform the duties assigned to him/her; (ii) engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect; (iii) continually or repeatedly been absent from the Company, unless due to serious illness or disability; (iv) used illegal drugs or been impaired due to other substances; (v) been convicted of any felony; (vi) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; (vii) engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal; or (viii) violated a material company policy.

         (b) A "Comparable Position" shall mean a position, whether as an employee, independent contractor or consultant, with a similar title, duties, responsibilities, reporting relationships and compensation (including benefits under this Plan) as the Eligible Employee's position as of the Effective Date, at a geographic location within thirty (30) miles of his/her workplace as of the Effective Date.

         (c) A "Change in Control" shall mean: (i) the Company's sale of substantially all of its assets, in one or more transactions; or (ii) a reorganization or merger of the Company, or any other arrangement or corporate reorganization, whereby control of the Company's business is transferred to another employer.

         (d) "Base Salary" shall mean the Participant's base annual salary as of the effective date of the Participant's termination of employment (the "Termination Date"), excluding shift premiums, overtime, bonuses (including, but not limited to retention and incentive bonuses), commissions, other special payments or any other allowance, divided by fifty-two (52).

         (e) "Years of Service" shall mean a Participant's completed year of service measured from his/her date of hire by the Company.


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         5. ADMINISTRATIVE INFORMATION

         (a) Plan Name. The full name of the Plan is the Classic Cable, Inc. Amended and Restated Severance Plan.

         (b) Plan's Sponsor. The Plan is sponsored by Classic Cable, Inc., 6151 Paluxy Road, Building A, Tyler, Texas 75703, (903) 581-2121.

         (c) Plan Number and Employer Identification Number. The employer identification number (EIN) assigned by the Internal Revenue Service to the Plan Sponsor is 74-2750981. The Plan number assigned by the Company pursuant to instructions of the United States Department of Labor is 503.

         (d) Type of Plan and Funding. The Plan is an employee welfare benefit plan which is maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. The benefits provided under the Plan are paid from the Company's general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.

         (e) Plan Administrator.

                  (i) The Plan shall be administered by the President and Chief Operating Officer of Classic Cable, Inc. (the "President"), provided that, with respect to benefits provided under the Plan to the President, the Chairman of the Board of Classic Communications, Inc. (the "Chairman") shall administer the Plan. The term "Plan Administrator" shall refer to the President, except as described in the preceding sentence, in which case the "Plan Administrator" shall refer to the Chairman.

                  (ii) The Plan Administrator has full responsibility for the operation of the Plan. Your supervisor or other officers of the Company are not authorized to interpret provisions of the Plan or make representations which are contrary to the provisions of the Plan document as interpreted by the Plan Administrator. All correspondence and requests for information should be directed as follows: Classic Cable, Inc., Plan Administrator, Classic Cable, Inc. Amended and Restated Severance Plan, 6151 Paluxy Road, Tyler, Texas 75703.

         (f) Agent for Service of Process. Should it ever be necessary, legal process may be served on the Plan Administrator at: Classic Cable, Inc., 6151 Paluxy Road, Tyler, Texas 75703, Attn: General Counsel.

         (g) Type of Administration. The Plan is administered by Classic Cable, Inc.

         (h) Plan Year. January 1 - December 31.


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         6. PLAN AMENDMENT OR TERMINATION

         (a) The Plan may not be terminated or amended after the Effective Date in any manner which would have the effect of reducing the benefits provided under the Plan without the written consent of affected Eligible Employees (in the case of an amendment, such consent shall be required only with respect to an amendment affecting the respective Eligible Employee). During the pendency of the Chapter 11 Case, no amendment or modification of the Plan that materially increases the cost of the Plan to the Company shall be adopted without formal authorization from the Board of Directors of Classic Cable, Inc. (the "Board") and thereafter, the Bankruptcy Court upon notice.

         (b) No other amendment or modification and no termination of the Plan shall be effective unless the action to be taken is set forth in a written document, which is ratified or approved by the Board.

         7. OTHER IMPORTANT PLAN INFORMATION

         (a) Employment Rights Not Implied. Participation in the Plan neither gives you the right to be retained in the employ of the Company, nor does it guarantee your right to claim any benefit except as outlined in the Plan.

         (b) Governing Law. The construction and administration of the Plan will be governed by ERISA.

         (c) No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under the Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.

         8. CLAIMS APPEAL PROCEDURE

The following information is intended to comply with the requirements of ERISA and provides the procedures an employee may follow if he or she disagrees with any decision about eligibility for Plan payments.

         (a) An Eligible Employee will be informed as to whether or not he/she is a Participant under the Plan, and thereby entitled to benefits under the Plan, on or before the last day worked. Eligible Employees who believe they are entitled to benefits under the Plan and do not receive notice of their status as a Participant, or who have questions about the amounts they receive, must write to the Plan Administrator within thirty (30) days of the date of their respective termination.

         (b) If the Plan Administrator denies an Eligible Employee's claim for benefits under the Plan, the Eligible Employee will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and you will be notified if this is the case) explaining:

                  (i) the specific reason or reasons for the denial;


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                  (ii) the specific provisions on which the denial is based;

                  (iii) any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and

                  (iv) an explanation of the Plan's claim review procedure.

         (c) If payment is denied or the Eligible Employee disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request should be filed with the Plan Administrator. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Eligible Employee believes the claim was improperly denied, as well as any other appropriate data, questions, or comments. In addition, an Eligible Employee is entitled to:

                  (i) review documents pertinent to his or her claim at such reasonable time and location as shall be mutually agreeable to the Eligible Employee and the Plan Administrator; and

                  (ii) submit issues and comments in writing to the Plan Administrator relating to its review of the claim.

         (d) A final decision will normally be reached within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The Eligible Employee will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based.

         9. STATEMENT OF ERISA RIGHTS

The following statement of ERISA rights is required by federal law and rulings:

         (a) As a person covered under the Plan, you are entitled to certain rights and protections under ERISA. This law provides that all people covered by the Plan are entitled to:

                  (i) Receive information about your plan and benefits.

                  (ii) Examine, without charge, all plan documents, including copies of all documents filed by the Plan with the U.S. Department of Labor at the Plan Administrator's offices.

                  (iii) Obtain copies of all plan documents and other plan information by writing to the Plan Administrator and asking for them. The Plan Administrator may make a reasonable charge for the copies.

         (b) In addition to creating rights for persons covered by the Plan, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in your


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interest and in the interest of the other people covered by the Plan. The law provides that no one may terminate you or otherwise discriminate against you in any way to prevent you from getting a benefit or exercising your rights under ERISA. The law provides that if your claim for a benefit is denied in whole or in part, you will receive a written notice explaining why your claim was denied. You have the right to have your claim reviewed and reconsidered.

         (c) Under ERISA, there are steps you can take to enforce your rights. For instance, if you request copies of documents from the Plan Administrator and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

         (d) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court that has jurisdiction. If it should happen that the people who operate the Plan misuse the Plan's money or if you are discriminated against for asserting your rights, you may ask the U.S. Department of Labor for help, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.



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